Exhibit 99.1


  Geron Supports WARF's Claims to Human Embryonic Stem Cell Patents


    MENLO PARK, Calif.--(BUSINESS WIRE)--April 2, 2007--Geron Corporation (Nasdaq:GERN) supports the position of the Wisconsin Alumni Research Foundation (WARF) that U.S. patents covering Dr. James Thomson's pioneering work with human embryonic stem cells were properly granted. Thomson's success in isolating human embryonic stem cells is recognized by the scientific community as a significant breakthrough, and the scope of the patents granted to WARF is commensurate with that achievement. Three patents issued to WARF based on Dr. Thomson's research are being re-examined by the U.S. Patent and Trademark Office (USPTO).

    It is routine for the USPTO to grant patent re-examination requests. Furthermore, it is common for the USPTO to issue preliminary rulings that reject patent claims, only for the USPTO to terminate re-examinations and uphold patent claims in later stages of the review and appeals process.

    As the world leader in the development of human embryonic stem cell-based therapeutics, Geron holds a broad portfolio of intellectual property rights. This portfolio includes the WARF patents in re-examination, additional WARF patents that are not subject to the re-examination proceedings and patents exclusively licensed from the University of California and the University of Oxford. In addition, Geron's portfolio includes patents and patent applications filed by Geron covering technologies developed internally by Geron scientists for the production and differentiation of human embryonic stem cells.

    Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and degenerative diseases, including spinal cord injury, heart failure, diabetes and HIV/AIDS. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials. Geron is also the world leader in the development of human embryonic stem cell-based therapeutics, with its spinal cord injury treatment anticipated to be the first product to enter clinical development. For more information, visit www.geron.com.

    This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2006.


    CONTACT: Geron Corporation
             David L. Greenwood, Chief Financial Officer, 650-473-7765 info@geron.com or
             Noonan Russo
             David Schull, 858-717-2310 (Media)
             david.schull@eurorscg.com
             Matthew Haines, 212-845-4235 (Investors) matthew.haines@eurorscg.com